SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Safeway Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation (the “Company”), will be held at the corporate offices of Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California on Wednesday, May 25, 2005 at 1:30 p.m. for the following purposes:

1.	To elect nine directors of the Company to serve for a term of one year and until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2005;

3.	To consider and vote on eight stockholder proposals, if properly presented at the Annual Meeting, which proposals are opposed by the Board of Directors; and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements.

Only stockholders of record at the close of business on March 28, 2005 will be entitled to receive this notice and to vote at the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder present at the Annual Meeting and, for any purpose germane to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting, at the corporate offices of the Company at the address indicated above.

Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy as promptly as possible. You may vote by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

By Order of the Board of Directors,

LINDA C. SAYLER
Secretary

Pleasanton, California

Dated: April 12, 2005

SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

PROXY STATEMENT

This Proxy Statement is furnished to the stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation (“Safeway” or the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company, to be held at the corporate offices of Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California on Wednesday, May 25, 2005, at 1:30 p.m. and at any adjournments or postponements. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on April 12, 2005.

Only stockholders of record at the close of business on March 28, 2005 (“Record Date”) will be entitled to vote at the meeting. At the close of business on that date, there were 447,903,263 issued and outstanding shares of Common Stock. A majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business. Each outstanding share of Common Stock not in the treasury is entitled to one vote.

Voting

If shares are not voted in person, they cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy:

(i)	by completing, signing and dating the enclosed proxy and mailing it promptly in the enclosed envelope;
(ii)	by telephone; or
(iii)	electronically through the Internet.

Voting By Proxy Card.    Each stockholder may vote by proxy by using the proxy card provided to him or her. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card. If you own Common Stock through a broker, bank, nominee, or some other agent that holds Common Stock for your account in a “street name” capacity, you should follow the instructions provided by your broker, bank or nominee regarding how to instruct your broker, bank or nominee to vote your shares.

Voting By Telephone Or Through The Internet.    If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, nominee or some other agent that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. (Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems.) If your shares of Common Stock are held in “street name” for your account, your broker or other nominee will advise you whether you may vote by telephone or through the Internet.

For those stockholders who are participants in any of Safeway’s 401(k) plans, the enclosed proxy card also serves as a voting instruction to the 401(k) Plan Trustee for the Safeway shares held in the 401(k) plans as of the Record Date, provided that instructions are furnished over the Internet or by telephone by May 20, 2005, or that the proxy card is signed, returned and received by May 20, 2005.

Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker, nominee or some other agent that holds Common Stock for your account in a “street name” capacity which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the election of the candidates receiving the plurality of votes. The affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all of the other proposals properly submitted for consideration at the Annual Meeting. In accordance with the Company’s Bylaws, for purposes of determining the outcome of any proposal as to which proxies reflect abstentions or broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote with respect to that proposal.

Revocation

A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please vote with respect to each in accordance with the procedures described thereon to complete your representation. All shares represented by each properly completed and unrevoked proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable. All shares properly voted in accordance with the procedures set forth in this Proxy Statement and the accompanying proxy card will be voted in accordance with your instructions.

Solicitation

The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for such solicitation. Brokers, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock. In addition, the Company has retained Georgeson Shareholder to assist in the solicitation for a fee of $24,000 plus customary expenses.

Annual Meeting Admission

You are entitled to attend the Annual Meeting only if you were a Safeway stockholder or joint holder as of the close of business on March 28, 2005 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record or hold your shares through a Safeway benefit plan, your name will be verified against the list of stockholders of record or plan participants on the Record Date prior to your being admitted to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to March 28, 2005, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

The meeting will begin promptly at 1:30 p.m., Pacific time. Check-in will begin at 12:00 p.m., Pacific time, and you should allow ample time for the check-in procedures.

Other Matters

The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies.

Electronic Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting and Proxy Statement are available on our web site at www.safeway.com. Instead of receiving future copies of the Annual Report and Proxy Statement by mail, stockholders can elect to receive an e-mail which will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record.    If you vote on the Internet at www.eproxyvote.com/swy, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.eproxyvote.com/swy and following the Vote by Internet instructions.

Beneficial Stockholders.    If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors of the Company adopted Corporate Governance Guidelines (“Guidelines”) to assist in the exercise of its responsibilities in serving the best interests of the Company and its stockholders. The Guidelines address such matters as director qualification standards, director independence, the Lead Independent Director duties, size of the Board, selection of new directors, sessions of non-management directors, director compensation, Board access to senior management and independent advisors, related-party transactions, stock ownership guidelines, and the annual self-evaluation process. A complete copy of the Guidelines is available on the Company’s web site at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Director Independence

As part of the Guidelines, the Board approved Director Independence Standards by which to measure each director’s “independence” in addition to the “independent director” requirements under the New York Stock Exchange (“NYSE”) rules. The Company’s Board approved the following guidelines that go beyond those required by the NYSE to assist it in determining director independence:

(a)	A director will not be deemed independent if, within the preceding five years, (i) the director was employed by Safeway; (ii) an immediate family member[1] of the director was employed by Safeway as an officer; (iii) the director was employed by or affiliated with Safeway’s independent auditor; (iv) an immediate family member of the director was employed by Safeway’s independent auditor as a partner, principal or manager; or (v) a Safeway executive officer was on the Executive Compensation Committee of the board of directors of a company which employed the Safeway director, or which employed an immediate family member of the director as an officer;

(b)	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a Safeway director is an executive officer or director, partner and/or holder of a greater than 10% equity interest of another company that does business with Safeway and the annual sales to, or purchases from, Safeway are less than one percent (1%) of the annual gross revenues of the company he or she serves as an executive officer or director, partner and/or holder of a greater than 10% equity interest; (ii) if a Safeway director is an executive officer or director, partner and/or holder of a greater than 10% equity interest of another company which is indebted to Safeway, or to which Safeway is indebted, and the total amount of either company’s indebtedness to the other is less than one percent (1%) of the total consolidated assets of the company he or she serves as an executive officer or director, partner and/or holder of a greater than 10% equity interest; and (iii) if a Safeway director serves as an officer, director or trustee of a charitable organization, and Safeway’s discretionary charitable contributions to the organization are less than one percent (1%) of that organization’s total annual charitable receipts;

(c)	For relationships not covered by the guidelines in subsection (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in subsections (a) and (b) above. For example, if a director is the CEO of a company that purchases products and services from Safeway that are more than one percent (1%) of that company’s annual gross revenues, the independent directors could determine, after considering all of the relevant facts and circumstances, whether such a relationship was material or immaterial, and whether the director would therefore be considered independent under the proposed NYSE rules. The Company shall explain in its annual proxy statement the basis for any board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality set forth in subsection (b) above.

1“Immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home.

(d)	References to Safeway in these guidelines include any parent or subsidiary in a consolidated group with the Company.

(e)	References to the director in paragraph (b) of these guidelines include immediate family members of the director.

Based on the above standards, the Board has affirmatively determined that each of Ms. Grove, Ms. Stirn, and Messrs. Hazen, Gyani, MacDonnell, Mackenzie, Tauscher and Viault has no material relationship with Safeway and is independent within the meaning of Safeway’s Director Independence Standards and the NYSE director independence standards. In its determination of independence, the Board evaluated the facts and circumstances relating to the outstanding Company loan to Mr. Tauscher. The loan was made to Mr. Tauscher in connection with his purchase of shares of Company Common Stock pursuant to the mandatory stock ownership requirement of the 1999 Amended and Restated Equity Participation Plan then in effect. In light of the relative insignificant amount of such loan in comparison to the individual net worth of Mr. Tauscher, and the fact that his loan was entered into on arms length terms with interest rates commensurate with those prevailing at the time, the Board has concluded that this relationship is immaterial and does not impair the independence of Mr. Tauscher. This loan was granted prior to the implementation of the Sarbanes-Oxley Act of 2002 and, thus, is expressly exempted from the prohibitions of Section 402(a) of that Act. See “Certain Relationships and Transactions.”

Lead Independent Director

The Guidelines provide that the Company’s independent directors will elect annually a Lead Independent Director to perform certain functions. The independent directors elected Mr. Paul Hazen to serve as the Lead Independent Director for 2005. In addition to the duties of all Board members, the specific responsibilities of the Lead Independent Director include:

(a)	presiding at all meetings of the Board at which the Board’s Chairman is not present, including executive sessions of the independent directors;
(b)	acting as principal liaison between the Chairman and the independent directors;
(c)	approving information sent to the Board and working to ensure that the directors have information necessary to perform their duties;
(d)	providing the Chairman with input as to the preparation and agendas for Board and Committee meetings;
(e)	approving schedules for Board meetings to assure that there is sufficient time for discussion of all agenda items;
(f)	coordinating and moderating meetings of the independent directors;
(g)	if requested by large stockholders, ensuring that he is available for consultation and direct communication; and
(h)	recommending the retention of consultants, as necessary, who will report directly to the Board.

In performing the duties described above, the Lead Independent Director is expected to consult with and solicit the participation of the chairs of the appropriate Board committees.

Stockholder Communications with Directors

The Board has adopted a policy and procedures for receiving communications from stockholders of the Company. Any stockholder may send written correspondence to the Board, the Lead Independent Director, a committee of the Board, the non-management directors or any individual director in his/her capacity as such. The correspondence should be sent to the attention of the General Counsel and include the following information: the name, mailing address and telephone number of the stockholder sending the communication, the number of

Company securities owned by the stockholder and, if the stockholder is not the record owner of the Company stock, the name of the record owner. The General Counsel will forward correspondence, which is not more suitably directed to management, to the Board, the Lead Independent Director, committee or individual director(s), as appropriate. The General Counsel will log and prepare a summary of all correspondence that is not forwarded to the Board, committee or individuals and will make such log available to the Board.

Board Meetings and Committees

The Company’s Board of Directors held nine meetings in fiscal 2004. Each director attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time such director served on the Board or committee. Each director is expected to attend in person Safeway’s annual meeting of stockholders, absent extraordinary circumstances. Eight directors attended the 2004 annual meeting. In 2004, the Board of Directors had the following standing committees: Audit Committee, Executive Compensation Committee, Nominating and Corporate Governance Committee, Executive Committee, and the Section 162(m) Subcommittee which was dissolved on March 10, 2005. The Board has affirmatively determined that each member of each of the Audit, Compensation, and Nominating and Corporate Governance Committees has no material relationship with Safeway and is “independent” within the meaning of Safeway’s Director Independence Standards and the NYSE listing standards currently in effect.

Audit Committee:  Paul Hazen, Chair; Janet E. Grove, Mohan Gyani, Robert I. MacDonnell and Rebecca A. Stirn. The functions of the Audit Committee include selecting, evaluating and, where appropriate, replacing independent auditors employed by the Company; conferring with the independent auditors regarding their audit of the Company and the independent auditors’ opinion; meeting with the independent auditors and management to review and discuss the Company’s annual and quarterly financial statements, including the Company’s specific disclosure under management’s discussion and analysis; approving the audit and non-audit services of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company’s internal auditors; reviewing with the independent and internal auditors the results of their examinations; recommending changes in financial policies or procedures as suggested by the auditors; and preparing the report that is required by SEC rules to be included in this Proxy Statement. During fiscal 2004, the Audit Committee held ten meetings.

The report of the Audit Committee is included herein. The charter of the Audit Committee is available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790. It also is included as Appendix A to this Proxy Statement.

Audit Committee Financial Expert:  Pursuant to Section 407 of the Sarbanes-Oxley Act, the SEC has adopted rules requiring companies to disclose whether the Company’s Audit Committee has at least one “audit committee financial expert”, as that term is defined in the SEC’s rules and regulations. The Board of Directors has determined that each of Paul Hazen, Robert I. MacDonnell and Mohan Gyani qualify as audit committee financial experts, as defined in the SEC’s rules and regulations.

Executive Compensation Committee:  William Y. Tauscher, Chair; Paul Hazen, Robert I. MacDonnell, Rebecca A. Stirn and Raymond G. Viault. The functions of the Executive Compensation Committee are to review and approve the Company’s goals and objectives relevant to compensation of executive officers, stay informed as to market levels of compensation and, based on evaluations submitted by management, set compensation levels for the Company’s executive officers that correspond to the Company’s goals and objectives. The Executive Compensation Committee also evaluates the Company’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and sets the Chief Executive Officer’s compensation level based on this evaluation. The committee makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans. The committee also produces an annual report on executive compensation for inclusion in this Proxy Statement, in accordance with applicable rules and regulations. During fiscal 2004, the Executive Compensation Committee held two meetings.

Section 162(m) Subcommittee of the Executive Compensation Committee:  William Y. Tauscher, Chair; Paul Hazen, Robert I. MacDonnell, Rebecca A. Stirn and Raymond G. Viault. The functions of the Subcommittee in 2004 were to approve grants of stock options and other equity awards to the Company’s executive officers, including the Chief Executive Officer, in accordance with Rule 16b-3 under the Securities Exchange Act of 1934. The Section 162(m) Subcommittee also adopted performance goals with respect to performance-based compensation for executive officers, including the Chief Executive Officer, and certified whether performance goals were met before performance-based compensation was paid to executive officers in accordance with Section 162(m) of the Internal Revenue Code of 1986. The Section 162(m) Subcommittee was responsible for administering the 1999 Amended and Restated Equity Participation Plan. The Section 162(m) Subcommittee performed any other action required to be performed by a committee or subcommittee of “non-employee directors” (pursuant to Rule 16b-3) and “outside directors” (pursuant to Section 162(m)). During fiscal 2004, the Section 162(m) Subcommittee held two meetings. This Subcommittee was dissolved on March 10, 2005 and its functions are now performed by the Executive Compensation Committee.

The report of the Executive Compensation Committee and Section 162(m) Subcommittee is included herein. The charter of the Executive Compensation Committee is available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Nominating and Corporate Governance Committee:  Paul Hazen, Chair; Janet E. Grove, Mohan Gyani and Raymond G. Viault. The functions of the Nominating and Corporate Governance Committee are to propose nominees for election to the Board of Directors and consider the qualifications of director nominees, including stockholder nominees. The Nominating and Corporate Governance Committee recommended to the Board the slate of directors for election at this Annual Meeting. During 2004, the Nominating and Corporate Governance Committee also evaluated and recommended to the Board certain corporate governance enhancements to the Company’s Corporate Governance Guidelines, including election of a Lead Independent Director. Other duties and responsibilities of the Nominating and Corporate Governance Committee include: reviewing proposals submitted by stockholders; annually, along with non-management members of the Board, evaluating the performance of the Chairman and Chief Executive Officer; assessing the size and composition of the Board and its committees; overseeing the annual evaluation of the Board; and making recommendations to the Board regarding matters such as the Company’s certificate of incorporation, Bylaws and the charters of the Company’s committees. During fiscal 2004, the Nominating and Corporate Governance Committee held four meetings.

Executive Committee:  Steven A. Burd, Chair; Paul Hazen, Robert I. MacDonnell and William Y. Tauscher. The Executive Committee was established in June of 2004 to provide a forum for regular communication between the Company’s CEO and the Board in addition to the regularly scheduled Board meetings. The Committee has the authority to exercise the power of the Board, except as prohibited by Delaware law, or except as more appropriately within the duties of the Audit Committee, the Executive Compensation Committee, or the Nominating and Corporate Governance Committee of the Company. The Executive Committee met four times during 2004.

Consideration of Board Nominees

The Board has adopted a process for identifying and evaluating director nominees, including stockholder nominees. The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder who is and has been for a period of at least six months the beneficial owner of more than 1% of the outstanding shares of Common Stock. Candidates nominated by stockholders will be evaluated in the same manner as any candidate identified by a Committee member. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating and Corporate Governance Committee will preliminarily review each potential candidate’s qualifications in light of the Company’s standards for overall structure and composition of the Board and the minimum director qualifications, as set forth in the Company’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, and

the candidate’s independence, as set forth in the Company’s Director Independence Standards and the NYSE listing standards. Each director candidate must possess the fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s education and professional background, experience as an officer or director of a publicly-held company, experience in corporate governance, expertise in a specific area of the Company’s operations, existing commitments to other businesses, as well as any other criteria deemed relevant by the Board. If the Committee determines, after a preliminary inquiry, that the potential candidate may be qualified, the Committee will make an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Nominating and Corporate Governance Committee will select, by majority vote, the most qualified candidate or candidates, as the case may be, to recommend to the Board for approval as a director nominee.

Any stockholder nominations should include the nominee’s name and qualifications for Board membership and should be addressed to the Corporate Secretary of the Company. Any stockholder who desires to recommend a candidate for nomination to the Board who would be considered for election at the Company’s 2006 annual meeting is strongly encouraged to do so no later than the date stockholder proposals meeting the requirements of SEC Rule 14a-8 are due. See “Stockholder Proposals for 2006 Proxy Statement.”

With regard to the four new directors on the Board who are up for election at this Annual Meeting, the Nominating Committee engaged a search firm to identify director candidates, current directors recommended candidates and stockholders recommended candidates. The third-party search firm was engaged to identify qualified and appropriate director candidates, conduct a preliminary screening to determine if the candidates met the specific criteria established by the Board and prepare a summary of each potential candidate for review first by the Nominating and Corporate Governance Committee, then by the full Board. Candidates were discussed at Board meetings and Executive Committee meetings, the final candidates were interviewed by members of the Nominating and Corporate Governance Committee, and that Committee made formal recommendations to the Board. The full Board appointed each of Ms. Grove, Mr. Gyani, Mr. Mackenzie and Mr. Viault to the Board, subject to election by the stockholders at the Annual Meeting.

The charter of the Nominating and Corporate Governance Committee is available on the Company’s web site at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Non-Management Executive Sessions.  The non-management directors meet in executive session on a periodic basis, but no less than two times a year, without management directors or management present. The Lead Independent Director presides at these meetings. In his absence, the non-management directors select a director to preside over the meeting at the beginning of the executive session. The non-management directors held four executive sessions in 2004. The Lead Independent Director, Mr. Hazen, acted as Chairman of each of the meetings.

Policy Regarding Stockholder Rights Plan

On March 17, 2004 the Board adopted a policy that Safeway would submit any stockholder rights plan (also known as a “poison pill”) to a stockholder vote, subject only to the ability of the Board to act on its own to adopt a rights plan if the Board, exercising its fiduciary duties under Delaware law, determines that such a submission would not be in the best interests of stockholders under the circumstances. If the Board adopts such a rights plan, it will expire unless ratified by stockholders within one year of adoption. Safeway does not have a rights plan in place. The policy is incorporated into the Company’s Corporate Governance Guidelines, which are available at www.safeway.com/investor_relations.

Code of Business Conduct and Ethics

The Board of Directors of the Company has adopted a Code of Business Conduct and Ethics for directors, officers and employees to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. The Company’s Code of Business Conduct and Ethics is available on the Company’s web site at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Policy Regarding Stockholder Proposals that Receive a Majority Vote

The Board adopted a policy that provides that the Nominating and Corporate Governance Committee initially will review and evaluate each stockholder proposal that receives a majority vote at an annual meeting. After such review, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to how to proceed with respect to the proposal. The Board will review the recommendation of the Nominating and Corporate Governance Committee, make a determination as to whether to implement the proposal as presented, discuss the proposal further with the proponent and/or consider the proposal more in depth prior to making a determination. The policy is contained in the Company’s Corporate Governance Guidelines.

Director Compensation

Safeway believes that compensation for non-employee directors should be competitive and should encourage increased ownership of Company Common Stock. In June 2004, the Board of Directors approved modifications to the non-employee director compensation program. The revised compensation program is intended to provide a competitive total compensation package designed in a manner consistent with evolving best practices in outside director compensation. Safeway’s executive officers do not receive additional compensation if they serve as directors.

Each non-employee director receives an annual fee of $125,000. In addition, the Lead Independent Director is entitled to an annual fee of $25,000; the Chair of the Audit Committee is entitled to an annual fee of $25,000, and each other member of the Audit Committee is entitled to an annual fee of $15,000; the Chairs of the Executive Compensation and the Nominating/Corporate Governance Committees are each entitled to an annual fee of $15,000, and each other member of these respective Committees is entitled to an annual fee of $10,000; and each of the Executive Committee members, except Mr. Burd, is entitled to an annual fee of $15,000. All fees are payable quarterly.

Under the Deferred Compensation Plan for Safeway Non-Employee Directors, as amended and restated June 2, 2004, 50% of the fees each Director receives will be deferred automatically into stock units (based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation). These deferred amounts are payable only upon the director’s termination of service as a director of Safeway. In addition, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the remaining 50% of the director’s cash compensation. The director may elect to have such compensation credited to a cash credit account (which accrues interest at the prime rate) or a stock credit account. All distributions of a director’s cash or stock credit account are made in cash.

Appointment Stock Options.  Each new director is entitled to receive an initial grant of stock options to purchase 20,000 shares of Safeway Common Stock at an exercise price no less than 100% of the fair market value of a share of Common Stock on the date of grant.

Stock Ownership Requirements.  The Board amended the Guidelines as of May 2, 2004 to provide that, within 12 months of joining the Board, each new non-employee director is required to own a number of shares of Common Stock equal to one year’s director cash compensation divided by the average price per share of Company Common Stock (calculated based upon the share prices during the director’s first 60 days of service). These shares may be acquired by purchasing shares of the Company’s Common Stock or by electing to have his/her cash compensation deferred under the terms of the Deferred Compensation Plan for Safeway Non-Employee Directors. Each director who was a member of the Board as of May 2, 2004 must own a minimum of 5,000 shares of Common Stock. Each director, so long as she or he remains on the Board, must maintain ownership of the minimum number of shares of Common Stock set forth in the Guidelines.

Certain Relationships and Transactions

In July 1999, the Company entered into a loan agreement with Dick W. Gonzales, Senior Vice President, pursuant to which the Company loaned Mr. Gonzales $400,000 under a promissory note in connection with Mr. Gonzales’ relocation to northern California. The note was secured by Mr. Gonzales’ residence, bore no interest and was due in July 2004. Mr. Gonzales paid off this loan in full on June 1, 2004.

See EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION for additional relationships and transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Safeway’s outstanding Common Stock as of March 28, 2005 by (i) each of Safeway’s directors and nominees who is a stockholder, (ii) each of the named executive officers who is a stockholder, (iii) all executive officers and directors of Safeway as a group and (iv) each person believed by Safeway to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class(1)
Steven A. Burd (2)	5,329,291	1.2%
Janet E. Grove	0	*
Mohan Gyani	0	*
Paul Hazen (2)	289,999	*
Robert I. MacDonnell (2) (3)	1,363,442	*
Douglas J. Mackenzie (4)	136,300	*
Rebecca A. Stirn (2)	16,395	*
William Y. Tauscher (2)	201,166	*
Raymond G. Viault	0	*
Brian C. Cornell (2)	350,095	*
Robert L. Edwards (2)	180,250	*
Bruce L. Everette (2)	672,336	*
Larree M. Renda (2)	419,358	*
All executive officers and directors as a group (22 persons) (2)	10,643,705	2.3%

FMR Corp. (5) (6)	67,132,980	15.0%
82 Devonshire Street, Boston, MA 02109
Brandes Investment Partners, LP (7).	59,186,811	13.2%
11988 El Camino Real, #500, San Diego, CA 92130
AXA Financial, Inc. (8)	50,399,485	11.3%
1290 Avenue of the Americas, New York, NY 10104

*	Less than 1%

(1)	For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire as of May 27, 2005 (60 days after March 28, 2005). For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The address of each of the directors and executive officers included in the table is c/o Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, CA 94588-3229.

(2)	Includes shares issuable upon exercise of stock options as follows: Mr. Burd, 4,874,430; Mr. Hazen, 9,999; Mr. MacDonnell, 12,938; Ms. Stirn, 12,938; Mr. Tauscher, 196,699; Mr. Cornell, 200,000; Mr. Edwards, 80,000; Mr. Everette, 546,000; Ms. Renda, 284,500, and all executive officers and directors as a group, 7,674,927.

(3)	Does not include 517,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children, with respect to which Mr. MacDonnell disclaims any beneficial ownership.

(4)	Includes 6,300 shares held in three Charitable Remainder Trusts, and 130,000 shares held by Radar Partners, L.P., in which Mr. Mackenzie holds a 50% interest.

(5)	All information regarding FMR Corp. and its affiliates is based on information disclosed in the Schedule 13G filed on February 14, 2005 by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson (the “FMR Schedule 13G”). The FMR Schedule 13G indicates that, at December 31, 2004, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 61,541,735 of such shares as a result of acting as investment adviser to various investment companies, (ii) Fidelity Management Trust Company, a bank that is a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 4,537,939 of such shares as a result of its serving as investment manager of institutional account(s), (iii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 606 of such shares in its capacity as an investment adviser to individuals, (iv) Fidelity International Limited is the beneficial owner of 1,052,700 of such shares as a result of its providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FMR Corp. and Edward C. Johnson 3d each has sole dispositive power over 67,132,980 of such shares and sole voting power over 5,405,275 of such shares.

(6)	Includes 25,276,000 shares (5.648% of Safeway’s Common Stock) held by Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940.

(7)	According to the Schedule 13G, filed with the SEC on February 14, 2005, by Brandes Investment Partners, LP, an investment adviser and Delaware limited partnership, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (collectively “Brandes”), at December 31, 2004, Brandes Investment Partners, LLC was the beneficial owner of, and Brandes was deemed the beneficial owner of 59,186,811 shares of Common Stock with shared voting power over 48,609,416 of the shares, sole voting power over none of the shares and shared dispositive power over all 59,186,811 of the shares. Under that filing, each of Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby disclaimed direct ownership of the shares, except for an amount equal to substantially less than one percent of those shares.

(8)	According to the Schedule 13G, filed with the SEC on February 14, 2005 jointly on behalf of AXA Financial, Inc.; three French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (the Mutuelles AXA), as a group; AXA; and their subsidiaries (collectively the “AXA Group”), at December 31, 2004, the AXA Group was the beneficial owner of 50,399,485 shares of Common Stock. The subsidiaries of AXA Financial, Inc. were deemed to have voting and dispositive power of the shares as follows: Alliance Capital Management L.P., an investment adviser, sole voting power over 32,263,916 of the shares, shared voting power over 4,165,987 of the shares, sole dispositive power over 50,341,503 of the shares, and shared dispositive power over none of the shares; the Equitable Life Assurance Society of the United States, an insurance company and investment adviser, sole voting power over 9,708 of the shares and sole dispositive power over 19,081 of the shares; Advest, Inc., a broker-dealer and investment adviser, shared voting and dispositive power over 7,176 of the shares; and Boston Advisors, Inc., an investment adviser, sole dispositive power over 1,865 of the shares. AXA Investment Managers Paris, a subsidiary of AXA, had sole voting and dispositive power over 10,760 of the shares. AXA Rosenberg Investment Management LLC had sole voting power over 5,200 of the shares and sole dispositive power over 19,100 of the shares. Under that filing, each of the Mutuelles AXA, as a group, and AXA declared that it was not an admission of beneficial ownership of any securities covered by that Schedule 13G.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors, and holders of more than 10% of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of Common Stock (Forms 3, 4 and 5). To the best of the Company’s knowledge, for fiscal 2004 all filing requirements applicable to its executive officers and directors were complied with.

PROPOSAL 1

ELECTION OF DIRECTORS

General

There are nine nominees for election to the Board this year. All of the nominees except Ms. Grove, Mr. Gyani, Mr. Mackenzie and Mr. Viault have served as directors since the last annual meeting.

Each of the current directors has been nominated by the Nominating and Corporate Governance Committee for election. Ms. Grove and Mr. Gyani were appointed to the Board of Directors in October 2004, Mr. Viault in December 2004, and Mr. Mackenzie in March 2005, upon the recommendation of the Nominating and Corporate Governance Committee. Ms. Grove, Mr. Gyani and Mr. Viault were each brought to the attention of the Nominating and Corporate Governance Committee by a third-party search firm. Mr. Mackenzie was brought to the Committee’s attention by Mr. Gyani and Mr. Hazen.

Proxies may be voted for no more than nine directors. The nine nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected to the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

The Board has determined that each of the current directors standing for election, except the Chairman of the Board and Chief Executive Officer, has no material relationship with Safeway and is independent within the meaning of Safeway’s Director Independence Standards and the listing standards of the NYSE, as currently in effect.

The shares represented by proxies, whether in the accompanying form, by telephone or through the Internet, will be voted for the election of the nine nominees named below unless authority to so vote is withheld. All of the nominees have consented to being named and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors such person’s age (as of the Record Date), principal occupation, employment and business experience during the past five years, and the period during which such person has served as a Safeway director. There are no family relationships among the executive officers and directors.

Our Board recommends a vote FOR the election to the Board of each of the following nominees.

STEVEN A. BURD, age 55, has been a member of the Board of Directors since September 7, 1993 and has served as Chairman of the Board of Directors since May 12, 1998. He has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992. Mr. Burd is also a director of Kohl’s Corporation.

JANET E. GROVE, age 54, was appointed to the Board of Directors on October 21, 2004. Ms. Grove was named as a Corporate Vice Chair of Federated Department Stores, Inc. in February 2003. She has served as Chair of Federated Merchandising Group (FMG), a division of Federated Department Stores, Inc., since 1998 and as CEO since 1999. Prior to her current position, Ms. Grove was Executive Vice President for Center Core, Cosmetics and Ready to Wear.

MOHAN GYANI, age 53, was appointed to the Board of Directors on October 21, 2004. Mr. Gyani served as the President and CEO of AT&T Wireless Mobility Services from 2000 until his retirement in 2003. He was a senior advisor to the Chairman and CEO of AT&T Wireless through December of 2004. From 1995 through 1999, he was the EVP and CFO of AirTouch Communications. Mr. Gyani is a director of E.piphany, Inc. and Keynote Systems, Inc.

PAUL HAZEN, age 63, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen retired from Wells Fargo & Co. in April 2001 after serving as Chairman since November 1998. He was Chairman and Chief Executive Officer of Wells Fargo & Co. from January 1995 to November 1998. Mr. Hazen is also a director of Xstrata (Schweiz) AG, Willis Group Holdings Ltd., and is a director and Deputy Chairman of Vodafone PLC.

ROBERT I. MACDONNELL, age 67, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell is retired from Kohlberg Kravis Roberts & Co. where he was a partner from 1982 to 2002. He is also a director of Xstrata (Schweiz) AG.

DOUGLAS J. MACKENZIE, age 45, was appointed to the Board of Directors on March 10, 2005. Mr. Mackenzie has been a partner with Kleiner Perkins Caufield & Byers since 1992. He joined KPCB in 1989 and has focused his investment activities in the software sector. He is a director of E.piphany, Inc.

REBECCA A. STIRN, age 52, has been a member of the Board of Directors since May 11, 1999 and is currently a business consultant. She was Vice President, Sales and Marketing, North America, of Collagen Aesthetics, Inc. (formerly Collagen Corporation) (“Collagen”), which developed, manufactured and sold biotechnology products, from January 1998 until the sale of Collagen in September 1999, and was Vice President, Global Marketing Strategy, of Collagen from January 1996 to January 1998.

WILLIAM Y. TAUSCHER, age 55, has been a member of the Board of Directors since May 12, 1998. He is the Managing Member of The Tauscher Group, which invests and assists in the management of enterprises involved with home products, transportation, security and real estate. He also is the Chairman and CEO of Artisoft, Inc. (dba Vertical Communications, Inc.), a communications technology company, and CEO of Likee & Company, a Chinese home textile manufacturer. He was Chairman of the Board and Chief Executive Officer of Vanstar Corporation from 1987 until 1999.

RAYMOND G. VIAULT, age 60, was appointed to the Board of Directors on December 15, 2004. He was Vice Chairman of General Mills Inc. from 1996 to 2004 when he retired. Before joining General Mills, Mr. Viault had a 20-year career with Kraft General Foods, serving in a variety of senior marketing and general management positions, including president of Maxwell House Coffee Co. He is a director and a member of the audit and compensation committees of Newell Rubbermaid Inc., and a director and member of the audit and governance committees of VF Corporation.

Executive Compensation

Summary Compensation Table.  The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 2004, 2003 and 2002 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2004 (the “named executive officers”).

SUMMARY COMPENSATION TABLE (dollars in thousands)

		Annual Compensation					Long-Term Compensation Awards			All Other Compensation($)
Name and Principal Position	Year	Salary($)		Bonus ($)		Other Annual Compensation ($)	Restricted Stock Awards($)		Securities Underlying Options(#)

Steven A. Burd	2004	1,144	(a)	1,146	(b)	—	—		—	—
Chairman, President	2003	1,000			(c)	—	—		—	—
and CEO	2002	1,000		258		—	—		—	—

Brian C. Cornell	2004	425		650	(e)	—	3,459	(f)	600,000	134	(g)
Executive Vice President,	2003	—		—		—	—		—	—
Chief Marketing Officer(d)	2002	—		—		—	—		—	—

Robert L. Edwards	2004	400		611	(i)	—	2,001	(j)	400,000	—
Executive Vice President,	2003	—		—		—	—		—	—
Chief Financial Officer(h)	2002	—		—		—	—		—	—

Bruce L. Everette	2004	533		334	(k)	—	—		—	46	(l)
Executive Vice	2003	530		94	(m)	—	1,846	(n)	150,000	—
President	2002	517		134		—	—		—	—

Larree M. Renda	2004	556		349	(o)	—	—		—	—
Executive Vice	2003	549		98	(m)	—	1,846	(n)	150,000	—
President, Retail Operations	2002	535		139		—	—		—	—

(a)	Mr. Burd’s annual salary was increased, effective July 5, 2004, to $1.3 million from $1.0 million, which he had been receiving since 2000.
(b)	Represents an operating performance-based bonus of $972,597 based on the results achieved under the Company’s 2001 Amended and Restated Operating Performance Bonus Plan (“Operating Bonus Plan”), and a capital bonus of $173,866 based on the results achieved under the Company’s Capital Bonus Plan.
(c)	Mr. Burd was entitled to a capital performance bonus of $181,000 based on the results achieved under the Company’s Capital Bonus Plan. Mr. Burd, however, chose to forgo receipt of that bonus.
(d)	Mr. Cornell joined the Company on May 3, 2004 as Executive Vice President and Chief Marketing Officer.
(e)	Represents a guaranteed bonus under the terms of Mr. Cornell’s employment agreement.
(f)	Represents the grant of 150,000 shares of restricted stock. The restrictions lapse in annual increments of 33 1/3% commencing the year after the date of grant if the individual remains employed by the Company as of the applicable lapse date.
(g)	Represents relocation expenses in connection with Mr. Cornell’s move from Connecticut to California.
(h)	Mr. Edwards joined the Company on March 24, 2004 as Executive Vice President and Chief Financial Officer.
(i)	Includes a signing bonus of $360,000, an operating performance-based bonus of $189,908 and a capital bonus of $60,751.
(j)	Represents the grant of 100,000 shares of restricted stock. The restrictions lapse in annual increments of 25% commencing one year after the date of grant if the individual remains employed by the Company as of the applicable lapse date.
(k)	Represents an operating performance-based bonus of $253,271 and a capital bonus of $81,020.
(l)	Represents Mr. Everette’s temporary housing and other expenses related to his relocation to Chicago to become President of Dominick’s Finer Foods, LLC.
(m)	Represents a capital performance bonus based on the results achieved under the Company’s Capital Bonus Plan.
(n)	Represents the grant of 96,395 shares of restricted stock. The restrictions lapse in annual increments of 25% commencing one year after the date of grant if the individual remains employed by the Company as of the applicable lapse date.
(o)	Represents an operating performance-based bonus of $264,298 and a capital bonus of $84,547.

Employment Agreement.    Mr. Cornell is a party to an employment agreement with the Company effective as of May 3, 2004. As contemplated by the agreement, Mr. Cornell serves as Executive Vice President and Chief Marketing Officer of the Company. Under the agreement, the Company has agreed to pay Mr. Cornell an annual base salary of $650,000. Mr. Cornell will participate in the Company’s annual bonus program for senior executives and is eligible for an annual maximum bonus equal to 125% of his base salary which, in no event, will be less than $650,000 for each of 2004 and 2005. Pursuant to the agreement, the Company granted Mr. Cornell 150,000 shares of restricted stock, which vests ratably over three years. He also was granted a stock option to purchase 600,000 shares of Common Stock at an exercise price of $22.78 per share, which vests ratably over a three-year period. Pursuant to the agreement, Mr. Cornell is eligible for stock option grants in the range of 27,000 to 80,000 shares annually based upon the amount of his salary. These options will vest over five years. Mr. Cornell also received the Company’s Executive Officer Level Relocation Benefit package, which includes temporary living expenses and home sale and purchase assistance. The agreement provides that, in the event Mr. Cornell’s employment is terminated by the Company without cause, he will be entitled to receive one year’s base salary, plus a bonus amount equal to 100% of his annual salary, plus one year of continued vesting in the stock options he has been granted, unless he obtains other employment with a competing food or drug retailer, in which event, all of these benefits shall cease. His unvested restricted stock would vest immediately. The agreement further provides that if, within two years of Mr. Cornell’s commencing employment with the Company, the current Chief Executive Officer leaves the Company, Mr. Cornell has a right to leave the Company and is entitled to receive two years of base salary plus 100% bonus each year, continued vesting in the granted stock options for up to two years and continued vesting of his restricted stock until fully vested. If, on the other hand, he is offered the position of Chief Executive Officer, no payments would be made and no accelerated vesting would occur.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hazen, MacDonnell, Stirn and Viault served as members, and Mr. Tauscher served as Chair, of the Executive Compensation Committee of the Company’s Board of Directors during fiscal 2004. The same individuals constituted the Section 162(m) Subcommittee, which was dissolved as of March 10, 2005.

The SEC requires disclosure of certain relationships with the Company that involve the members of the Executive Compensation Committee. The Company engages in various transactions with entities in which certain of its directors have an interest. For the most part, and except as disclosed otherwise, such transactions and relationships are not material to the individual or to Safeway. The transactions are not significant enough to result in those directors not being considered “independent” within the meaning of the Company’s narrowly prescribed Director Independence Standards or the NYSE’s director independence standards. Thus, each member of the Executive Compensation Committee and the Section 162(m) Subcommittee has been affirmatively determined by the Board to be independent under each of these standards.

In 1998, Mr. Tauscher purchased 4,467 shares of Common Stock of the Company pursuant to the 1999 Equity Plan. In connection with such purchase, Mr. Tauscher delivered to the Company a full recourse promissory note in the amount of $133,070 which matures in 2008 and bears interest at 5.75% per annum. There have been no alterations or modifications to the terms of the loan since 1998. Such amount (plus accrued interest) represents the largest aggregate amount of indebtedness outstanding since the beginning of fiscal 2004 for Mr. Tauscher, and he remained indebted to the Company for such amount (plus accrued interest) as of March 28, 2005.

In 1999, Ms. Stirn purchased 3,457 shares of Common Stock of the Company pursuant to the 1999 Equity Plan. In connection with such purchase, Ms. Stirn delivered to the Company a full recourse promissory note in the amount of $139,900, which matures in 2009 and bears interest at 5.5% per annum. Ms. Stirn paid off this loan in full on May 3, 2004.

The following Report of the Executive Compensation Committee, Report of the Audit Committee and the Stock Performance Graph are not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Company’s policies with respect to the compensation of executive officers, including the Chief Executive Officer (“CEO”), are approved by the Executive Compensation Committee. The policies are (1) to pay base salaries and to recommend, subject to approval by the Executive Compensation Committee, stock option and other equity awards for executive officers based on a review of competitive compensation practices of various industry groups and comparable size companies, overall financial, strategic and operational Company performance and improvement in each individual executive officer’s performance, (2) to base a significant portion of total yearly compensation of executive officers on the performance of the Company and the individual performances of the executive officers, and (3) to award the performance-based portions of compensation only when overall Company performance reaches pre-established levels. The relationship of Company performance to the compensation of executive officers, including the CEO, is as follows.

The Company undertakes an annual planning process that culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for Company operating performance for the following year. The specific elements of Company operating performance, as set forth in the Company’s 2001 Amended and Restated Operating Performance Bonus Plan (the “Operating Bonus Plan”), that are relevant to compensation determinations generally are: identical store sales, operating profit and working capital. Each year, an operating performance threshold based upon target level performance of one or more of the above factors is set by the Executive Compensation Committee (formerly the Section 162(m) Subcommittee). No operating performance-based compensation is awarded to executive officers, including the CEO, unless that operating performance threshold is met. If the operating performance threshold is met, operating performance-based compensation of a specified percentage set by the Executive Compensation Committee of the CEO’s base salary (up to a maximum bonus award of $3.0 million) is awarded to the CEO based upon the extent to which Company performance exceeds the threshold. Executive officers other than the CEO are eligible to receive operating performance-based compensation up to a specified percentage set by the Executive Compensation Committee of each such executive officer’s base salary (up to a maximum bonus award of $1.5 million), based upon the extent to which Company performance exceeds the threshold. The amount of operating performance-based compensation awarded to such executive officers may be reduced by the Executive Compensation Committee. The foregoing percentages of base salary payable to the CEO and other executive officers are established based on a review of competitive compensation levels with a view to allowing for higher than average incentive compensation to supplement lower than average base compensation. Operating performance-based compensation may, at the option of the executive, be paid in cash, in stock, or in a combination of cash and stock.

Based on actual operating results in 2004, Company performance did exceed the threshold of operating performance, entitling the CEO and other executive officers to the award of operating performance-based bonus compensation.

The Senior Vice President, Supply, is eligible to receive an additional bonus component under the Operating Bonus Plan based on one or more supply division results. The Executive Compensation Committee determined that, for 2004, the Senior Vice President of Supply would receive his bonus under the operating performance bonus threshold, similar to the other executive officers, and would not receive an additional supply division bonus.

In addition to operating performance-based compensation, the most senior executive officers who are responsible for making capital investment decisions, including the CEO, are eligible for capital performance-based compensation, payment of which is contingent on new capital investments of the Company achieving targeted rates of return on each new store or remodel capital investment project. Capital performance generally is measured for the first and third years following completion of a particular project. With respect to each such year, if the capital performance threshold is met, the CEO is eligible for a bonus award not to exceed 30% of his base compensation (up to a maximum bonus award of $375,000). The other eligible executive officers are entitled to a bonus award of between 15% and 30% of each of such executive officer’s base salary (up to a maximum bonus award of $300,000), based upon the extent to which capital performance exceeded the threshold. The foregoing range of percentages was established at a level intended to emphasize the importance of capital spending to the Company’s business. Based on the results of the measured projects, which in the aggregate exceeded the pre-established targeted rates of return, the CEO and certain other executive officers earned a capital performance-based bonus in 2004 with respect to measured first and third year projects.

Base salaries are generally evaluated annually for all executive officers. Base salaries for executive officers, including the CEO, are based in part on competitive salary levels and individual performance, as well as overall financial, strategic and operational Company performance. Of these factors, the most significance is accorded to competitive salary levels, followed by overall Company performance and individual performance. The determination of whether to make certain one-time payments, such as signing bonuses, and the amount of any such payments, is evaluated on a case-by-case basis. Competitive compensation practices are reviewed by position and various industry groups, and this competitive data is used to determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. The companies surveyed for this purpose include grocery companies and non-grocery companies. The non-grocery companies were selected because they were considered to be the significant competitors with respect to executive officer positions. All grocery companies whose executive pay practices were surveyed for this purpose are included in the peer group identified in the footnote to the Stock Performance Graph set forth elsewhere in this Proxy Statement, except for those companies whose common stock was not publicly traded for the period covered by the Stock Performance Graph. The Company’s executive salary levels, including with respect to the CEO, generally are at the median of the executive compensation levels of the companies surveyed. With the assistance of an analysis prepared by an independent third party compensation consultant and in an effort to make the CEO’s compensation comparable to that of other CEOs of similarly situated public companies, the Compensation Committee increased Mr. Burd’s annual salary to $1.3 million effective July 5, 2004.

Stock option grants and other equity awards are considered periodically by the Executive Compensation Committee for all executive officers, including the CEO. A primary consideration in granting stock options is to encourage members of management to hold significant equity ownership in the Company. The aggregated option exercise table shows stock options owned by the named executive officers. The amounts of stock options granted in any given year, including those granted to the CEO and the other executive officers, are derived based upon the same factors, and with the same relative significance, as are set forth in the preceding paragraph with respect to establishment of base salary levels. In 2004, the Executive Compensation Committee modified its practice with regard to equity awards and began making smaller new hire and promotion grants in combination with annual grants based on individual performance.

On March 9, 2005, the Executive Compensation Committee approved a modification to the Company’s equity award program to make it comparable to and competitive with other companies’ long term incentive programs. A study prepared by an independent compensation consultant for the Committee showed that the long term incentive component of Safeway’s compensation program for senior executives was well below the median of its peer group. The Committee approved modifications to the equity award program that would meet competitive levels of long term incentive compensation, thereby placing the Company’s executives at the level of senior vice president and above slightly above the median of the peer group in terms of target total direct compensation (base salary plus target annual bonus plus expected value of long term incentives). To achieve this result, the Committee approved a program in which a specified multiplier was calculated for each level of these senior officers, and stock options will be granted to these officers based upon the multiplier applicable to their level. All stock option grants to executive officers, including the CEO, will be made by the Executive Compensation Committee. The Executive Compensation Committee also will consider granting restricted stock awards in order to provide additional longer-term incentives. During 2004, the Executive Compensation Committee made a grant of restricted stock to each of two new executive officers.

On March 10, 2005, the Board of Directors approved the terms of a Supplemental Retirement Benefit Agreement (the “Agreement”) between the Company and Mr. Burd. The Agreement was previously approved and recommended by the Executive Compensation Committee. In making its recommendations, the Committee reviewed comparative data from approximately 150 public companies and from certain companies in the food industry. The Committee determined that Mr. Burd’s retirement benefit was below that for chief executive officers of the companies examined. In order to retain Mr. Burd’s services and to make his retirement benefits comparable to those of other executives, the Committee approved the Agreement, which will place Mr. Burd approximately at the median of the executives examined.

Under the terms of the Agreement, Mr. Burd’s retirement benefit is calculated as a percentage of his final average compensation (defined as the average of Mr. Burd’s base salary and bonus for the five consecutive years during his final ten years of service during which the total of his base salary and bonus is the highest). If Mr. Burd terminates employment with Safeway at age 55, he is eligible to receive a retirement benefit equal to 50% of his final average compensation, and this percentage increases by 1% for each full year of service up to a maximum of 60% of his final average compensation. Any amount determined pursuant to this formula will be offset by the actuarial equivalent of Mr. Burd’s benefits under the Employee Retirement Plan of Safeway Inc., the Retirement Restoration Plan of Safeway Inc. and any other of Mr. Burd’s defined benefit retirement plans or programs.

The Executive Compensation Committee believes that the executive compensation policies and programs described above serve the interests of all stockholders and the Company and substantially link compensation of the Company’s executive officers with the Company’s performance.

During 1993, the Internal Revenue Code of 1986 was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any “covered employee” (defined as the CEO and the Company’s other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation otherwise deductible exceeds $1 million in such taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes “qualified performance-based compensation” is excludable in applying the $1 million limit. It is the Company’s policy to qualify all compensation paid to its top executives, in a manner consistent with the Company’s compensation policies, for deductibility under the 1993 law in order to maximize the Company’s income tax deductions. However, this policy does not rule out the possibility that compensation may be approved that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in the best interests of the Company for such compensation to be paid.

Executive Compensation Committee:

William Y. Tauscher, Chair

Paul Hazen

Robert I. MacDonnell

Rebecca A. Stirn

Raymond G. Viault

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of five independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A to this Proxy Statement and available on the Company’s web site, www.safeway.com/investor_relations. The members of the Committee are Paul Hazen, Chair; Janet E. Grove, Mohan Gyani, Robert I. MacDonnell and Rebecca A. Stirn. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to express an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence. The Audit Committee also has considered whether the provision of non-audit services is compatible with maintaining the principal auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005, for filing with the Securities and Exchange Commission.

Audit Committee:

Paul Hazen, Chair

Janet E. Grove

Mohan Gyani

Robert I. MacDonnell

Rebecca A. Stirn

INDEPENDENT AUDITORS’ FEES AND SERVICES

The following table summarizes the aggregate fees billed to Safeway by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for fiscal years 2004 and 2003.

	2004	2003
Audit Fees[1]	$5,219,000	$2,809,000
Audit-Related Fees[2]	495,000	1,125,000
Tax Fees[3]	2,695,000	2,216,000
All Other Fees[4]	0	0

[1]	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and internal control over financial reporting and review of the quarterly financial statements, and audit services in connection with statutory or regulatory filings, consents and other SEC matters. Audit fees increased from 2003 to 2004 primarily because of the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.
[2]	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In 2004 and 2003, this category consisted primarily of services related to business acquisitions and divestitures, accounting consultations and employee benefit plan audits.
[3]	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $1,924,000 and $987,000 in 2004 and 2003, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advice services totaled $771,000 and $1,229,000 in 2004 and 2003, respectively.
[4]	All Other Fees consist of fees for products and services other than those reported above, of which there were none in 2004 and 2003.

Pre-Approval Process and Policy

The services performed by the independent auditor in 2004 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its June 20, 2003 meeting, as amended on October 15, 2003. This policy describes the permitted audit, audit-related, tax and other services that the independent auditor may perform. The policy also requires that each year a description of the services expected to be performed by the independent auditor for that fiscal year in each of the specified categories be presented to the Audit Committee for pre-approval. Any pre-approval is detailed as to the particular service or category of services and generally is subject to a budget.

Any requests for audit, audit-related, tax and other services not contemplated by those pre-approved services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to each member of the Audit Committee. That member must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Periodically, the Audit Committee reviews the status of services and fees incurred year-to-date against the original pre-approved services and fee levels and the forecast of remaining services and fees for the fiscal year. Any proposed services exceeding the pre-approved fee levels will require separate pre-approval by the Audit Committee.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the Company’s cumulative total stockholder return on its Common Stock for the period from December 31, 1999 to December 31, 2004 to that of the S&P 500 and a group of peer companies* in the retail grocery industry. The stock price performance shown below is not necessarily indicative of future performance.

* The peer group consists of Albertson’s, Inc., The Great Atlantic & Pacific Tea Company, Inc., The Kroger Co. and Winn-Dixie Stores, Inc.

OPTION GRANTS IN 2004 FISCAL YEAR

The following table provides information on option grants in fiscal 2004 by the Company to the named executive officers.

Name	Number of Securities Underlying Options Granted(1)		Percentage of total Options Granted to Employees in Fiscal Year(3)	Exercise Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term
						5%	10%
Steven A. Burd	0

Brian C. Cornell	600,000	(1)	9.78%	22.78	5/4/2010	$2,156,534	$4,528,859

Robert L. Edwards	400,000	(2)	6.52%	20.02	3/25/2010	$2,215,195	$4,895,701

Bruce L. Everette	0

Larree M. Renda	0

(1)	Exercisable in annual increments of 33 1/3% beginning on the first anniversary of the grant date.
(2)	Exercisable in annual increments of 20% beginning on the first anniversary of the grant date.
(3)	In fiscal 2004, Safeway granted options to employees to purchase approximately 6,132,326 shares.

AGGREGATED OPTION EXERCISES DURING 2004 FISCAL YEAR

AND 2004 FISCAL YEAR-END OPTION VALUES

The following table provides information concerning stock option exercises during fiscal 2004 by each of the named executive officers and the value of such officer’s unexercised options at the end of fiscal 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($) (a)	Number of Securities Underlying Unexercised Options at 2004 Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at 2004 Year-End(b) Exercisable/ Unexercisable
Steven A. Burd	1,150,000	$17,179,775	4,897,292 / 520,000	$37,366,125/ $0
Brian C. Cornell	0
Robert L. Edwards	0
Bruce L. Everette	100,000	$1,144,250	536,000 / 150,000	$3,366,386/ $0
Larree M. Renda	208,000	$2,890,991	284,500 / 157,500	$668,016/ $0

(a)	Value realized is (i) the fair market value of the stock at the date of exercise less the exercise price of the options exercised multiplied by (ii) the number of shares represented by such options.
(b)	Potential unrealized value is (i) the fair market value at fiscal 2004 year-end ($19.74 per share) less the exercise price of “in-the-money” unexercised options multiplied by (ii) the number of shares represented by such options.

Pension Plans

Pension benefits are provided to the executive officers of the Company under the Employee Retirement Plan, a qualified defined benefit pension plan, and the Retirement Restoration Plan (collectively, the “Retirement Plans”). The Retirement Restoration Plan became effective on January 1, 1994. It provides benefits to certain employees, including the individuals named in the Summary Compensation Table, that cannot be paid under the qualified Employee Retirement Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid. The Retirement Restoration Plan also recognizes any compensation deferred under the Company’s Deferred Compensation Plans for purposes of determining such benefits.

Effective July 1, 1999, the Employee Retirement Plan was amended to provide benefits primarily under a cash balance formula. Benefits accrued prior to the change were converted to an opening cash balance as of July 1, 1999 equal to the present value of accrued benefits on June 30, 1999. Future benefits under the cash balance formula are accrued by the addition of compensation-based credits and interest credits to each participant’s cash balance until retirement. Interest credits are based on the annual rate of return on 30-year treasury securities.

The normal retirement age is age 65 in the Retirement Plans, with reduced early retirement benefits available at any time following termination of employment. The normal retirement benefit is determined as a life annuity that is actuarially equivalent (based on the annual rate of return on 30-year treasury securities and mortality assumptions specified in the Employee Retirement Plan) to the cash balance at retirement. Active participants as of June 30, 1999 are also eligible for a minimum benefit based on the benefit formulas under the Retirement Plans in effect prior to July 1, 1999, under which benefits continue to accrue for a period of seven years from the date of the change.

For the purposes of the Retirement Plans, compensation-based credits are determined as a percent of compensation which includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes stock options and any special pay made solely in the discretion of the employer. The percentage applied to each year’s compensation increases with years of participation in the Retirement Plans (from 6% upon commencement of participation to a maximum of 13% after completing 25 years of participation). Compensation under the cash balance formula for the individuals named in the Summary Compensation Table generally corresponds with the aggregate of the earned salary, plus bonuses and long-term compensation for each such person.

On March 10, 2005, the Board of Directors approved the terms of a Supplemental Retirement Benefit Agreement between the Company and Mr. Burd. For a description of the terms of the Agreement, see REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE elsewhere in this Proxy Statement.

The following table illustrates estimated total annual retirement benefits under the Retirement Plans for each of the named executive officers payable as a single life annuity. These estimated benefits are based on an assumed interest credit percentage of 7% and no future increases in compensation under the Retirement Plans.

Name	Year Reaching Age 65	Estimated Annual Retirement Benefit
S. A. Burd	2014	$730,935	(1)
L. M. Renda	2023	679,586
B.L. Everette	2016	471,260
B. C. Cornell	2024	198,881
R. L. Edwards	2020	111,655

(1)	Including the benefit Mr. Burd is eligible to receive under the terms of his Supplemental Retirement Benefit Agreement, his estimated annual retirement benefit at age of 65 will equal $1,467,878.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 1, 2005 about equity awards under the Company’s stock option plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	26,802,723	(2)	$25.5021	22,305,971
Equity compensation plans not approved by security holders(3)	-0-		n/a	2,000,000

Total	26,802,723		$25.5021	24,305,971

(1)	The 1999 Amended and Restated Equity Participation Plan. Includes shares issuable under the 1999 Equity Plan pursuant to awards of stock options made under the prior plans maintained by Safeway, which were consolidated into the 1999 Equity Plan upon approval of the stockholders.
(2)	Excludes 46,511 outstanding options with a weighted average exercise price per share of $22.60, acquired under the 1996 Equity Participation Plan of Dominick’s Supermarkets, Inc. and the 1995 Amended and Restated Stock Option Plan of Dominick’s Supermarkets, Inc.; 188,817 options with a weighted average price per share of $16.78, acquired under the Randall’s Food Markets, Inc. Stock Option Plan and Restricted Stock Plan and the Amended and Restated 1997 Stock Purchase and Option Plan for Key Employees for Randall’s Food Markets, Inc.; and 532,679 options with a weighted average exercise price per share of $9.51 acquired under The Vons Companies, Inc. 1990 Stock Option and Restricted Stock Plan.
(3)	The 2002 Equity Incentive Plan of Safeway Inc. (the “2002 Equity Plan”). Safeway adopted the 2002 Equity Plan on July 30, 2002. The 2002 Equity Plan authorizes the issuance of two million shares of Common Stock through awards of nonqualified stock options, restricted stock, dividend equivalents, deferred stock, stock payments, and stock appreciation rights. The 2002 Equity Plan is administered by the Executive Compensation Committee. Awards under the 2002 Equity Plan may be granted to individuals who are executive officers, employees or consultants of the Company (or any current or future subsidiaries) selected by the Committee for participation in the 2002 Equity Plan. The 2002 Equity Plan provides awards covering no more than two million shares may be granted to any executive officer of the Company in any fiscal year or to any employee (other than an executive officer) in the year of his or her hiring, of which awards covering not more than 800,000 shares may be granted to any employee (other than an executive officer) in any subsequent year, and of which awards covering not more than 1,600,000 shares may be granted to consultants in any year. The exercise prices of stock options granted to employees and consultants are fixed by the Committee, but may not be less than 100% of the fair market value of the Common Stock on the date of grant. The 2002 Equity Plan provides that no more than 100,000 shares of Common Stock may be granted or issued as restricted stock, stock payments or deferred stock, or pursuant to awards other than options having an exercise price or purchase price of less than 100% of fair market value on the date of grant or issuance. The shares of Common Stock authorized for issuance under the 2002 Equity Plan, limits on awards, and outstanding awards under the 2002 Equity Plan, are subject to adjustment upon changes in capitalization, corporate transactions and other circumstances.

PROPOSAL 2

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected, and the Board of Directors has ratified, the firm of Deloitte & Touche LLP, which has served as independent auditors of the Company since 1987, to serve as the Company’s independent auditor for the 52-week fiscal year ending December 31, 2005. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Audit Committee, although the Audit Committee will not be required to select different independent auditors for the Company. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP. See “Report of the Audit Committee” in this Proxy Statement for further information regarding the Company’s independent auditors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

STOCKHOLDER PROPOSALS

Stockholder proposals are included in the Proxy Statement exactly as submitted by the respective stockholder. The Company has not corrected punctuation, grammar or spelling.

PROPOSAL 3

STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W. #215, Washington, D.C. 20037, who is the owner of 800 shares of Common Stock, has given notice that she intends to present for action at the Annual Meeting the following resolution:

RESOLVED:  That the stockholders of Safeway, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

Supporting Statement

REASONS:  Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. In 2001, the owners of 116,625,878 shares, representing approximately 31% of the shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Company’s present system for election of directors, which is like that of most major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. This procedure ensures that each director is elected by stockholders representing a majority of all shares voted. The Board of Directors believes that this method is the fairest and the most likely to produce a Board that will effectively represent the interests of all of the Company’s stockholders.

In contrast, cumulative voting could promote special interest representation on the Board and would permit stockholders representing less than a majority of all shares to elect a director. Most companies have eliminated cumulative voting, and most states that once mandated cumulative voting in corporate elections have repealed that requirement.

This proposal was rejected by the Company’s stockholders at each of the six annual meetings at which it has been presented. The proponent of this proposal has offered no evidence that cumulative voting would produce a more qualified or effective Board of Directors for Safeway. Accordingly, the Board believes that the present method of voting best promotes the election of directors who will represent the interests of the stockholders as a whole.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING SALE OF SAFEWAY

Mr. Nick Rossi, P.O. Box 249, Boonville, California 95415, who owns 200 shares of Common Stock, has given notice that he intends to present for action at the Annual Meeting the following proposal:

The shareholders of Safeway request the board of directors arrange for the sale of Safeway to the highest bidder.

The proponent believes that Safeway has been grossly mismanaged and that management should be replaced. The proponent believes that management will not replace themselves. The proponent believes that management will have to be replaced by the shareholders.

The auction could be for cash or stock or a combination of both. The auction could include buyers for different parts of the company.

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board agrees that its primary obligation is to maximize long-term shareholder value and will continue to evaluate and pursue the strategies it believes will best achieve that objective. The Board does not believe, however, that the proposal presents a viable alternative or that it is in the best interests of the Company or its stockholders. In fact, the Board believes that carrying out this proposal would not only fail to maximize but could even erode stockholder value. Even though the proposal is non-binding, its approval could harm the Company’s relationships with employees, suppliers and business partners by sending the message that certain of the Company stockholders wish to sell the Company to the highest bidder. Third parties could become concerned about future prospects of the Company, which in turn could negatively impact the Company’s existing operations and would compromise the Company’s ability to capitalize on opportunities for growing the business and increasing profits.

The Company has made significant changes in its strategy and focus during the past two years. We expect to realize significant value from these changes over the next several years. In addition, the Board has a fiduciary duty to make decisions in a manner that it believes in good faith, after proper investigation, to be in the best interest of Safeway and its stockholders, including any sale or other strategic transaction involving the Company. In this regard, the Board does not believe that a forced sale of the Company, as advocated by the proposal, is the way to achieve maximum value for the stockholders. The Board has never foreclosed the possibility of any strategic transaction that is in the best interest of Safeway and its stockholders and regularly reviews any and all initiatives that could be implemented to maximize value for its stockholders. Safeway maintains relationships with nationally recognized investment banking firms and receives their advice on financial and strategic matters from time to time. Safeway is fully committed to enhancing stockholder value and continuing to undertake initiatives to achieve that objective.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING INDEPENDENT DIRECTOR

AS CHAIRMAN OF THE BOARD

Trowel Trades S&P 500 Index Fund, P.O. Box 75000, Detroit, Michigan 48275, which owns 15,607 shares of Common Stock, has given notice that it intends to present at the Annual Meeting the following proposal:

RESOLVED:  The shareholders of Safeway Inc. (“Company”) urge the Board of Directors to amend the Company’s bylaws, to require that an independent director as defined by the rules of the New York Stock Exchange (“NYSE”), effective upon the expiration of current employment contracts, be its Chairman of the Board of Directors.

Supporting Statement

The recent wave of corporate scandals at such companies as Enron, WorldCom and Tyco has resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have adopted new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer or insider of the company.

We respectfully urge the board of our Company to dramatically change its corporate governance structure by having an independent director serve as its Chairman.

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board agrees with the proponent that it is the responsibility of the Board to provide independent oversight of management and, as discussed below, the Board believes that strong oversight mechanisms are already in place at our Company.

First, the only member of management who is a member of the Board is the Chairman and Chief Executive Officer. The other eight members of the Board are non-management directors, all of whom meet the independence requirements of the New York Stock Exchange and the Company’s Director Independence Standards.

Second, as described in our Guidelines, the non-management members of the Board elect annually a Lead Independent Director whose responsibilities include:

(a)	Presiding at all meetings of the Board at which the Board’s Chairman is not present, including executive sessions of the independent directors;
(b)	Serving as a liaison between the Chairman and the independent directors;
(c)	Approving information sent to the Board and working to ensure that the directors have information necessary to perform their duties;
(d)	Approving agendas for meetings of the Board;
(e)	Approving schedules for Board meetings to assure that there is sufficient time for discussion of all agenda items;
(f)	Having the authority to call meetings of the independent directors;
(g)	If requested by large stockholders, ensuring that he/she is available for consultation and direct communication; and
(h)	Such other duties and rights as the Board may from time to time authorize.

In performing the duties described above, the Lead Independent Director is expected to consult with and solicit the participation of the chairs of the appropriate Board committees.

Third, the non-management directors meet in executive session, on a periodic basis, but no less than two times a year, without management directors or management present. The Lead Independent Director, currently Paul Hazen, presides at these meetings. In 2004, the non-management directors met four times.

Fourth, various Committees of the Board perform oversight functions independent of management. The Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee are each comprised entirely of independent, non-management directors. This means that independent directors have oversight of critical matters such as the integrity of the Company’s financial statements, executive compensation, including the compensation of the Chairman and Chief Executive Officer and the selection and evaluation of directors. See the charters for each of these Committees, which are available on the Company’s web site at www.safeway.com/investor_relations, for a complete description of the responsibilities of each of these Committees. Moreover, the Board and each of its Committees have the authority to retain independent legal, accounting and other experts and consultants to advise the Board and the Committees as they may deem appropriate.

Fifth, the Board has an Executive Committee, comprised of the Chairman, Lead Independent Director and two other independent directors, which meets each month in which there is no regular Board meeting. At these meetings, the independent directors obtain updated information about the Company and provide specific instructions to the Chairman about the information to be provided to the Board and the subjects to cover at the next Board meeting. The input of this Committee has resulted in certain refinements in the amount and type of information supplied to Board members and in the conduct of the Board meetings.

According to the most recent information from executive search firm Spencer Stuart, 74% of the S&P 500 companies have their CEO serving as Chairman. Of the 26% that have different people in those roles, many have a non-independent director or a former CEO as Chairman. Only 8% of the S&P 500 companies have a Chairman who is an independent director or not a former CEO.

At the 2004 Annual Meeting, a similar proposal was defeated by a vote of approximately 60% against the proposal.

In view of the strong oversight mechanisms that the Company already has implemented, the Board does not believe that it is necessary to mandate a separation of the positions of Chairman and Chief Executive Officer through a Bylaw amendment. In fact, the Board believes that imposing such an absolute rule would be unwise and not in the best interests of stockholders because it would eliminate the Board’s flexibility to determine whether the positions should be held by the same person or by separate persons based on the circumstances and individuals available at any particular point in time. The Board believes that at the present time the interests of the Company and its stockholders are best served by the leadership and direction provided by a single Chairman and Chief Executive Officer.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, and your Proxy will so voted unless you specify otherwise.

PROPOSAL 6

STOCKHOLDER PROPOSAL REGARDING SUSTAINABILITY REPORT

The Company has been notified by the New York City Comptroller’s Office, 1 Centre Street, New York, NY 10007-2341 on behalf of the New York City Police Pension Fund, the New York City Fire Department Pension Fund and the New York City Board of Education (the “funds”), which, in the aggregate, own 815,021 shares of Common Stock, that they intend to present the following proposal for consideration at the Annual Meeting:

SUSTAINABILITY REPORT TO SHAREHOLDERS

Whereas:

Disclosure of key information is a founding principle of our capital markets.

Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens will more likely prosper over the long term and be accepted in their communities. The link between sustainability performance and long term shareholder value is awakening mainstream financial companies to new tools for understanding and predicting capital markets. According to environmental research consultant Innovest, major investment firms including ABN-AMRO, Neuberger Berman, Schroders, T. Rowe Price, and Zurich/Scudder subscribe to information on companies’ social and environmental practices to help make investment decisions.

A growing number of companies are issuing sustainability reports. According to the Dow Jones Sustainability Group, sustainability includes: “Encouraging long lasting social well being in communities where they operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations) and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.”

Companies increasingly recognize that transparency and dialogue about sustainability are key to business success. For example, Ford Motor Company states, “sustainability issues are neither incidental nor avoidable—they are at the heart of our business.” Baxter International sees sustainability reporting as “a balanced way of thinking, acting and driving accountability across Baxter each and every day.” American Electric Power states that, “management and the Board have a fiduciary duty to carefully assess and disclose to shareholders appropriate information on the company’s environmental risk exposure.”

Moreover, many global organizations, like the European Union Framework for Corporate Social Responsibility, support corporate sustainability reporting. The national governments of Australia, Japan and the United Kingdom recommend sustainability reporting. In addition, companies listed on the Johannesburg and Paris Stock Exchanges are now required to report non-financial information related to corporate social and environmental performance.

Resolved:

That shareholders request the company disclose its social, environmental and economic performance to the public by issuing annual sustainability reports.

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board believes that Safeway’s current policies and practices concerning social, environmental and economic issues address the concerns raised by this stockholder proposal. The Company’s statement of philosophy and vision since its founding in 1926 is to “provide value for our customers and give back to the communities we serve.” Operating under this philosophy and vision, Safeway is committed to providing financial support to various local non-profit organizations, fostering its employees’ volunteer efforts, operating safe and environmentally responsible facilities and maintaining socially diverse supplier and employee bases.

In 2004, The Safeway Foundation and our eScrip program contributed more than $37 million to charitable and non-profit organizations and causes in communities where we do business in the United States and Canada. In addition, during 2004 Safeway donated food and merchandise worth approximately $100 million to various entities that serve the needy. Safeway also has extensive policies and programs to ensure that we conduct our operations to provide a safe, diverse and healthy workplace and to safeguard the environment.

Safeway maintains Diversity Advisory Boards in each of its operating areas whose mission is to recognize, celebrate and benefit from the uniqueness of each employee and customer, to value, respect and support these differences in the workplace and to reflect this diversity in the communities we serve. In addition, Safeway’s Supplier Diversity Program’s mission is to promote supplier participation reflective of the diverse communities in which Safeway does business, while encouraging economic development. Safeway’s Environmental Affairs and Risk Management departments develop and administer our environmental programs, which include recycling programs to reduce environmental impacts and costs associated with waste disposal (of the Company’s materials, products and packaging), programs to reduce chemical use, waste volume and water usage and other programs to use non-ozone depleting substances in Safeway’s store refrigeration systems and effect more efficient uses of energy in Safeway’s stores and other facilities. The Company also conducts environmental assessments for its real property transactions.

Wherever it operates, Safeway strives to be a good corporate citizen and promote social and human rights, sound labor practices, product responsibility and economic and environmental practices to address sustainability. Safeway will continue its commitments to the environment, the workplace, its employees, customers and the communities in which it operates and will strive to expand its social responsibility and safe environmental practices. In addition, Safeway makes available to stockholders and other interested parties numerous publications and information on its web site, www.safeway.com, in the “Our Company,” “Club Card,” and “Community” sections that specifically address the issues raised by this stockholder proposal. Such publications include Safeway’s Annual Fact Book, Annual Report, The Safeway Foundation Newsletter, the Safeway Supplier Handbook, the Corporate Governance Guidelines and Director Independence Standards and the Environmental Status Report. A separate sustainability report would merely duplicate the information that is already provided to and easily accessed by our stockholders and the public. Thus, the Board believes that preparing the special sustainability report requested by the stockholder proposal is unnecessary and would constitute a waste of company funds and resources.

This proposal was presented by the same proponent at the Company’s 2004 Annual Meeting and was defeated by a vote of over 80% against the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

PROPOSAL 7

STOCKHOLDER PROPOSAL REGARDING DIRECTOR COMPENSATION

The Company has been notified by Victor Rossi, P.O. Box 249, Boonville, California 95415, who owns 235 shares of Common Stock, that he intends to present the following proposal for consideration at the Annual Meeting:

The shareholders of Safeway request the board of directors take the necessary steps to amend the company’s governing instruments to adopt the following: Beginning in the 2006 fiscal year at least 50% of the compensation of each board member shall be restricted common stock of Safeway. This restricted stock shall be held until that board member retires from our board of directors.

Victor Rossi holder of 235 common shares of Safeway, Certificate # SWY 84289 12/31/01. Victor Rossi has held these shares continuously for the required amount of time and intends to own these shares through the date of the 2005 annual meeting.

Supporting Statement

There is no better way to align management’s compensation with the shareholder’s interest than to have to own the common stock.

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Safeway believes that aligning Board compensation with Company performance can enhance results of operations and, as a result, stockholder value. The Company has applied this philosophy to its Board compensation methodology. On June 2, 2004, Safeway adopted a new compensation policy for its Board of Directors whereby it requires that fifty percent (50%) of each director’s aggregate annual cash compensation (all cash remuneration payable to a director for services as a director, including service on committees) be deferred into a stock account pursuant to the terms of the Deferred Compensation Plan for Safeway Non-Employee Directors. We note that the Deferred Compensation Plan also gives Safeway’s non-employee directors the option of electing to defer all or part of the remaining 50% of their compensation into stock credits, which most of the directors have elected to do.

Safeway’s non-employee directors receive an annual fee for serving as directors, in addition to fees for service as chair or a member of a Board committee, which is payable on a quarterly basis. Safeway’s officers do not receive additional compensation for their service as directors. Each calendar quarter a non-employee director’s stock account is credited with a number of shares of Common Stock of Safeway that could have been purchased during the quarter with the director’s compensation deferred during the quarter. That portion of a director’s stock account that represents mandatorily deferred compensation is restricted and is not payable to the director until he or she leaves the Board. As such, Safeway believes its director compensation policy is substantially similar to and has the same effect as what is called for by the proposal. In order to preserve Company resources, we offered the proponent the opportunity to voluntarily withdraw his proposal, which he refused to do.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

PROPOSAL 8

STOCKHOLDER PROPOSAL REGARDING DIRECTOR ELECTION MAJORITY VOTE

The Company has been notified by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington, D.C. 20001, which owns 7,300 shares of Common Stock, that it intends to present the following proposal for consideration at the Annual Meeting:

Resolved:  That the shareholders of Safeway, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement:  Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The plurality voting threshold is the accepted standard for the election of directors of nearly all of the largest corporations in America. This methodology is known to and understood by stockholders and is used by corporations that have been identified as leaders in corporate governance reforms. We believe the plurality standard provides a good mechanism for electing an independent Board that is committed to delivering long-term stockholder value.

The proposal’s accompanying statement asserts that the proposed majority vote standard “will strengthen the Company’s governance and the Board”. The Board of Directors believes this statement is misleading, especially when combined with the 99.99% withhold vote example. Every director nominee of Safeway consistently has received an affirmative vote greater than 75 percent of the shares voted through the plurality process. The proposal suggests, however, that the Company’s Board is being elected by minimal affirmative votes, which clearly is not supported by the facts.

The higher threshold voting proposal could make it more difficult for stockholders to elect a full Board and could have a negative impact on stockholders who wish to elect someone other than a Board recommended nominee. For example, if only 75 percent of the outstanding shares are represented at an annual meeting, election of a director would then require a two-thirds affirmative vote of the shares voting. This would make it more difficult to fill Board seats and to elect director nominees proposed by stockholders. Additionally, the proposal may have the unintended consequence of unnecessarily increasing the cost of soliciting stockholder votes. The Company may need to employ a proactive telephone solicitation, a second mailing or other vote-getting strategy to obtain the required vote. The end result may be increased spending by the Company in routine elections. The directors believe this would not be a good expenditure of stockholder funds.

The Board believes that we already have a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of the Company and its stockholders. Eight of the Company’s nine directors are independent as defined by the NYSE and the Company’s more stringent Director Independence Standards. Director nominees are evaluated and recommended for election by the Nominating and Corporate Governance Committee, which is comprised solely of independent, non-employee directors. The Nominating and Corporate Governance Committee recommends members who are highly qualified and reflect a diversity of experience and viewpoints.

Our commitment to effective and independent board leadership is shown by, among other things, our Corporate Governance Guidelines, which are available on the Company’s web site, http://www.safeway.com/investor_relations. Our Board believes that these Guidelines, not the procedure contemplated by the proposal, provide the best foundation for a strong and effective board and excellence in corporate governance.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

PROPOSAL 9

STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD COMMITTEES

The Company has been notified by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, which owns 300 shares of Common Stock, that it intends to present the following proposal for consideration at the Annual Meeting:

Resolved:  Shareholders of Safeway Inc. (“Safeway”) urge the Board of Directors (the “Board”) to adopt a policy that all members of the executive compensation, audit, and nominating and corporate governance committees shall be independent; provided, however, that in the event that the Board lacks sufficient independent directors, compliance with this policy is excused. For the purposes of this policy, an “independent” director is one who in the last five years has not:

•	been employed by Safeway;
•	been employed by, or a director of, a Safeway affiliate;
•	been an employee, director or owner of a paid advisor or consultant to Safeway;
•	received revenue of at least $50,000 for being a paid advisor or consultant to an executive officer of the corporation;

•	been employed by, or had a five-percent or greater ownership interest in, a third party that provides payments to or receives payments from Safeway which account for one percent of the third party’s or one percent of Safeway’s consolidated gross revenue in any single fiscal year;
•	been paid or received more than $50,000 under a personal services contract with Safeway or with an executive officer of Safeway;
•	been an employee or director of a foundation, university or other non-profit organization to which Safeway has contributed the lesser of $100,000 or one percent of total annual donations, or been a direct beneficiary of any donations to such an organization;
•	been an employee, director, or a five-percent or greater owner of a third-party entity that is a significant competitor of Safeway;
•	been part of an interlocking directorate in which Safeway’s CEO or other employee serves on the board of another a third-party entity (whether for-profit or not-for-profit) that employs the Safeway director.

For purposes of this definition, “Safeway” includes any affiliate of Safeway.

Supporting Statement

The above resolution is based on a director independence definition developed by the Council of Institutional Investors, an organization of over 130 pension funds with $3 trillion in assets. In our view, the New York Stock Exchange’s and Safeway’s own director independence standards may not sufficiently prohibit potential conflicts of interest that may compromise director objectivity.

For example, Safeway Director William Tauscher has served as a member of the Board’s executive compensation, audit, nominating and corporate governance committees. Using Safeway’s own director independence standard, the Board has determined that Mr. Tauscher is independent. We believe that Mr. Tauscher should not be considered an independent director.

Mr. Tauscher has a history of related-party transactions with Safeway that we believe may have compromised his independence. To cite just one example, according to the 2001 proxy statement, Mr. Tauscher received 100,000 stock options as compensation for serving as a consultant for Safeway. Between 2000 and 2002, Safeway took a net $400,000 charge against earnings for these option grants.

In our view, good corporate governance requires truly independent directors. For the above reasons, please vote FOR this proposal.

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors agrees that it is important for all members of the key committees of the Board to be independent, and has already taken effective measures to achieve this objective. All members of our Executive Compensation, Audit, and Nominating and Corporate Governance Committees are independent directors in accordance with SEC rules, the New York Stock Exchange listing rules and the more stringent Director Independence Standards that the Board has voluntarily adopted. Our Director Independence Standards are described in detail on page 4 of this Proxy Statement. The proponent cites the Council of Institutional Investors’ (“CII”) independent director definition which, in addition to the specific criteria listed in the proposal, states “an independent director is someone whose only nontrivial professional, familial, or financial connection to the corporation, its chairman, CEO or another executive officer is his or her directorship.” The definition does not define “nontrivial.” However, the transaction referenced by proponent that occurred nearly five years ago involving Mr. Tauscher would, under any definition, be considered trivial. In addition, the five-year look back period contained in the CII definition will expire in June of 2005 on Mr. Tauscher’s transaction, rendering this proposal unnecessary and moot.

In further support of the Directors’ commitment to Board and committee independence, during 2004 and early 2005, the Board replaced four retiring directors with new directors, all of whom qualify as independent. The Nominating and Corporate Governance Committee and Board have carefully reviewed all directors’ relationships to Safeway — both business and personal — and have affirmatively determined that all directors except for Mr. Burd are independent under the NYSE listing rules and the Company’s Director Independence Standards.

Your board believes that the concerns raised in this proposal are adequately addressed by the independence measures that we have taken with respect to all directors. Thus, the Board of Directors believes that the goal of this proposal has already been achieved and that the proposal is therefore unnecessary and not in the best interests of the stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

PROPOSAL 10

STOCKHOLDER PROPOSAL REGARDING OFFICE OF THE BOARD OF DIRECTORS

The Company has been notified by the New York City Employees’ Retirement System, 1 Centre Street, New York, NY 10007-2341, which owns 558,917 shares of Common Stock, that it intends to present, jointly with the Connecticut Retirement Plans and Trust Funds and the Illinois State Board of Investment, the following proposal for consideration at the Annual Meeting:

WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law with the duty and authority to formulate and direct corporate policies; and

WHEREAS, in 2002, the Board of Directors of the New York Stock Exchange, recognizing the need to improve corporate governance, proposed a listing standard to empower non-management directors as a more effective check on management, and to facilitate direct communications between shareholders and the non-management directors; and

WHEREAS, in an August 8, 2003 release pertaining, in part, to disclosure of companies’ procedures for shareholder communications with the directors, the Securities and Exchange Commission stated that “Providing security holders with disclosure about the process for communicating with board members would improve the transparency of board operations, as well as security holder understanding of the companies in which they invest”; and

WHEREAS, a January 1994 study entitled:  Improving Communications Between Corporations and Shareholders: Overall Findings and Recommendations, prepared on behalf the New Foundations Working Group, John F. Kennedy School of Government, Harvard University, recommended several mechanisms for direct communications between directors and shareholders. Among the recommendations were:

•	Regular meetings with groups of shareholders and selected board members
•	Meetings between large shareholders and the full board of directors

WHEREAS, we believe that the creation of a means for direct communications on corporate governance matters between shareholders and the non-management directors would benefit the company through constructive discussions of perspectives, enhanced understanding, valuable feedback, and the fostering of meaningful links between directors and the shareholders by whom they are elected;

NOW, THEREFORE, BE IT RESOLVED: that the shareholders request the board of directors to establish an Office of the Board of Directors to enable direct communications on corporate governance matters, including meetings, between non-management directors and shareholders. The office shall report directly to a committee of the non-management directors.

Statement of Support

We believe that the confidence of investors in the U.S. capital markets has been deeply shaken by corporate malfeasance at companies, such as Enron and WorldCom. As long-term investors, we are concerned about the potential negative impact that continued erosion of investor confidence could have on the long-term interests of the company and the shareholders. This proposal is intended to improve investor confidence by improving director and shareholder communications on corporate governance matters, and strengthening the relationship between the Board of Directors and the shareholders.

Board Recommendation

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

In 2004, the Board of Directors of Safeway adopted a policy and procedures to facilitate stockholder communications with directors. The policy is incorporated into the Company’s Corporate Governance Guidelines, a complete copy of which is available on the Company’s web site at www.safeway.com/investor_relations.

The Company’s policy provides a mechanism by which any stockholder may send a communication to the Board, the Lead Independent Director, a committee of the Board, the non-management directors or any individual director. Rather than establishing an Office of the Board of Directors as suggested by the proposal, the Company has designated the General Counsel as the point person to receive and distribute to the appropriate person(s) all such communications. We believe this is the most efficient and practical approach for our Company, in that our directors are not sited in one location and are not always immediately accessible. Notwithstanding this slight difference, we believe that Safeway’s policy is substantially similar to, and has the same effect as what is called for by, the proposal.

The proponent references an August 8, 2003 SEC release pertaining, in part, to disclosure of companies’ procedures for shareholder communications with directors. The final form of this release, which was adopted by the SEC on November 24, 2003 and was effective for filings after January 1, 2004, was revised from the August 8 preliminary release to take into account comments received from interested parties. Specifically, the final rule eliminated from the proposed rule, in consideration of the concern that the named directors could be targeted for inappropriate correspondence, the requirement that companies identify those particular directors to whom security holders could send communications. In addition, the final rule specifies that if all stockholder communications are not sent directly to board members, the company must describe the process for determining which communications will be relayed to board members. The SEC release specifically allows for “filtering” the communications that ultimately are delivered to the Board to eliminate correspondence that relates to improper or irrelevant topics.

The proponent also notes that the NYSE listing standards require a company to have a process in place to facilitate communications between stockholders and the board. NYSE Rule 303A(3) provides, in part: “In order that interested parties may be able to make their concerns known to the non-management directors, a listed company must disclose a method for such parties to communicate directly with the presiding director or with the non-management directors as a group. Such disclosure must be made in the listed company’s annual proxy statement or, if the company does not file an annual proxy statement, in the company’s annual report on Form 10-K filed with the SEC.”

The Company has implemented a mechanism that is in full compliance with the standards promulgated by the SEC and the NYSE. In addition, the Company has implemented numerous other corporate governance enhancements during the past couple of years, including amending its Corporate Governance Guidelines to provide for the annual election of a Lead Independent Director. The non-management directors elected Paul Hazen as Lead Independent Director for 2005. One of his specific duties is to ensure that he is available for consultation and direct communication if requested by large stockholders. The Company meets frequently with its major stockholders and has never rejected a request by a major stockholder for a meeting. As recently as January of 2005, the Lead Independent Director, along with management representatives, met with representatives of the proponents of this proposal at their request.

The Board believes that the policy it has in place adequately addresses the concerns raised by this proposal and allows for an efficient process by which stockholders may communicate with the Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

GENERAL

Stockholder Proposals for 2006 Proxy Statement

Stockholder proposals for inclusion in the 2006 Proxy Statement must be received at the Company’s principal executive offices on or before December 14, 2005. In addition, all stockholder proposals for inclusion in the 2006 Proxy Statement must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 50 to 75 days before the meeting (or, if less than 65 days’ notice or prior public disclosure of the meeting date is given, within 15 days after such notice was mailed or publicly disclosed, whichever first occurs). Such notice must set forth certain information specified in the Company’s Bylaws.

Fiscal Year 2004 Annual Report

The Company’s Annual Report to Stockholders for the fiscal year ended January 1, 2005 is being mailed to all stockholders of record with this Proxy Statement.

By Order of the Board of Directors,

LINDA C. SAYLER
Secretary

Dated: April 12, 2005

APPENDIX A

AUDIT COMMITTEE CHARTER

OF THE

AUDIT COMMITTEE OF SAFEWAY INC.

Adopted August 14, 2003

Amended July 12, 2004

Amended March 9, 2005

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of SAFEWAY INC. (the “Company”) on August 14, 2003 and amended on July 12, 2004 and March 9, 2005.

I.	Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Auditing Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.	Membership

The Committee shall consist of no fewer than three members of the Board. Each Committee member shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment. At least one member (it may be the same person) also shall be an “audit committee financial expert” within the definition adopted by the SEC, or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3(b)(1), as well as any separate independence requirements set by the Board. No Committee member may simultaneously serve on the audit committee of more than three public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

Director’s fees are the only compensation the Committee members may receive from the Company.

III.	Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.	Powers and Responsibilities

Interaction with the Independent Auditor

1.    Appointment and Oversight.  The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention, termination, evaluation and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2.    Pre-Approval of Services.  Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such pre-approval decisions are presented, for informational purposes only, to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3.    Independence of Independent Auditor.  The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i)    The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

(ii)    The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

(iii)    The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iv)    The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

(v)    The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

4.    Meetings with Management, the Independent Auditor and the Internal Auditor.

(i)    The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii)    The Committee shall review and discuss with management and the independent auditor:  (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

(iii)    The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.    Separate Meetings with the Independent Auditor.

(i)    The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the independent auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

(ii)    The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii)    The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6.    Recommendation to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7.    Meetings with Management, the Independent Auditor and the Internal Auditor. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Audit

8.    Appointment.  The Committee shall review the appointment and replacement of the internal auditor.

9.    Separate Meetings with the Internal Auditor.  The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities

10.    (a) The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

(b)    In addition to the general discussions required under Section 10(a) above, the Committee and/or the Committee Chair will meet with management prior to each quarterly earnings release to review the specifics of each earnings release including, but not limited to, status of operations, consistency of accounting policies, or large or unusual transactions. The independent auditors will participate in such meetings and report on the results of their quarterly review.

11.    The Committee shall discuss with management and the independent auditor any related-party transactions brought to the Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

12.    The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

13.    The Committee shall discuss with the Company’s General Counsel and/or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

14.    The Committee shall request assurances from management, the independent auditor and the Company’s internal auditors that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

15.    The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

16.    The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

17.    The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

18.    The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

19.    The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

20.    The Committee shall at least annually perform an evaluation of the performance of the Committee, including a review of the Committee’s compliance with this Charter.

21.    The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

DETACH HERE

SAFEWAY INC.

PROXY - For the Annual Meeting - May 25, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 12, 2005, appoints Steven A. Burd and Robert A. Gordon, and each or either of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the corporate offices of Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California on Wednesday, May 25, 2005 at 1:30 p.m. or at any and all adjournments or postponements thereof, with all powers which the undersigned would possess if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED UNDER ITEM (1), “FOR” THE PROPOSAL DESCRIBED IN ITEM (2), AND “AGAINST” THE STOCKHOLDER PROPOSALS DESCRIBED IN ITEMS (3), (4), (5), (6), (7), (8), (9) AND (10), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT, AND, IN THE DISCRETION OF THE PROXIES, ON OTHER MATTERS THAT MAY PROPERLY BE PRESENTED AT THE MEETING. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE.

SEE REVERSE SIDE.

PROXY

SAFEWAY INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8549

EDISON, NJ 08818-8549

Safeway stockholders as of the close of business on March 28, 2005 are entitled to attend the Annual Meeting. See “Annual Meeting Admission” on page 2 of the proxy statement for details on admission procedures.

Vote by Mail Please sign, date and mail your proxy card (below) in the enclosed postage-paid envelope.

Your vote is important. Please vote immediately.

Vote by Internet

1. Log on to the Internet and go to

http://www.eproxyvote.com/swy

OR

Vote by Telephone

1. Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

If you vote by phone or via the Internet, please have your social security number and proxy card available.

A phone or Internet vote authorizes the named proxies in the same manner as if you signed and returned this proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark your

votes as in this

example.

SWY

The Board of Directors recommends a vote FOR proposals 1 and 2.

FOR WITHHELD

1. Election of directors

2. Appointment of Deloitte & Touche LLP as independent auditors for fiscal year 2005.

FOR AGAINST ABSTAIN

For, except vote withheld for the following nominee(s):

Nominees:

01. Steven A. Burd

02. Janet E. Grove

03. Mohan Gyani

04. Paul Hazen

05. Robert I. MacDonnell

06. Douglas J. Mackenzie

07. Rebecca A. Stirn

08. William Y. Tauscher

09. Raymond G. Viault

The Board of Directors recommends a vote AGAINST

stockholder proposals 3, 4, 5, 6, 7, 8, 9 and 10.

FOR AGAINST ABSTAIN

3. Stockholder proposal requesting

cumulative voting.

4. Stockholder proposal requesting the

sale of Safeway to the highest bidder.

5. Stockholder proposal requesting an

independent director as Chairman of the Board.

6. Stockholder proposal requesting that the Company issue an annual sustainability report.

7. Stockholder proposal requesting that 50% of each director’s compensation be paid in restricted stock.

8. Stockholder proposal requesting majority vote for election of directors.

9. Stockholder proposal requesting independent board committees.

10. Stockholder proposal requesting an office of the Board of Directors.

MARK HERE IF YOU

PLAN TO ATTEND

THE ANNUAL MEETING.

MARK HERE FOR

ADDRESS CHANGE

AND NOTE AT LEFT

Please date and sign exactly as name appears hereon. Joint owners should each sign. The full name or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.

Signature(s) Date Signature(s) Date